Exhibit 99.1

American States Water Company Announces CPUC Decision Approving Rate Increases at GSWC’s Region II and Region III Water Customer Service Areas

SAN DIMAS, Calif.--(BUSINESS WIRE)--November 24, 2010--American States Water Company (NYSE:AWR) announced that on November 19, 2010, the California Public Utilities Commission (“CPUC”) approved rate increases for the Region II and Region III service areas of its Golden State Water Company (“GSWC”) subsidiary, and to recover general office expenses at GSWC’s headquarters. The decision adopted the partial settlement agreement reached between GSWC and the Division of Ratepayer Advocates which include capital budgets, projected sales levels, and supply costs. The decision also addressed a number of issues including cost allocation, the definition of firm capacity, pension and benefit calculations, general office rent expense, salary and wage adjustments, costs regarding certain capital projects, and deferred rate case costs.

Based on the decision issued by the CPUC on November 19, 2010, the approved revenue increases for 2010 totals approximately $32 million, which includes an increase of $14 million for supply costs, and is retroactive to January 1, 2010. Had the CPUC decision and final rates been in place prior to the end of September 30, 2010, the financial results for AWR for the nine months ended September 30, 2010 would have included an increase in revenues of approximately $10.3 million, or $0.33 per share. This amount will be recorded in the fourth quarter of 2010 and a surcharge will be implemented to recover the retroactive revenues over approximately 24 months.

Among other things, the final decision also affirmed GSWC’s practice and allowed for recovery of its rate case expenditures incurred in connection with the preparation and processing of this general rate case. The rate case costs will be amortized and recovered over the three year rate case cycle. Additionally, GSWC is also authorized to establish a two-way balancing account to track differences between the forecasted annual pension expenses adopted in rates for 2010, 2011 and 2012 and the actual annual expense to be recorded by GSWC in accordance with the accounting guidance for pension costs.

Finally, the decision also imposed an increased allocation of corporate headquarters' expenses to American States Utility Services, Inc. (“ASUS”), AWR’s non-regulated subsidiary. This will result in an increase in expenses allocated to ASUS. This adjustment is also retroactive to January 1, 2010 and will be made in the fourth quarter, thus negatively impacting ASUS' pretax income by approximately $1.1 million for the nine months ended September 30, 2010, and positively impacting GSWC's pretax income by the same amount. While this additional allocation to ASUS has no impact on the consolidated earnings based on the new rates authorized by the CPUC, it should be noted that the revenue requirements would have been higher for GSWC's Region II and Region III, had the allocation of corporate headquarters' costs to ASUS been lower.

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to approximately 1 out of 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 256,000 customers) and to over 13,000 customers in the Town of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1953.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707